UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2023

EVELO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38473	46-5594527
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Kendall Square, 600/700, Suite 7-201

Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 577-0300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EVLO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2023, Evelo Biosciences, Inc. (the “Company”) and Horizon Technology Finance Corporation (“Horizon”), as collateral agent, entered into a Forbearance and Second Amendment to the Venture Loan and Security Agreement and Twelfth Extension of Standstill Agreement (the “Second Amendment”). The Second Amendment amends the Venture Loan and Security Agreement, dated as of December 15, 2022 (the “Original Agreement”), as further amended by the Waiver and Amendment to Venture Loan and Security Agreement dated as of July 7, 2023 (the “First Amendment”; the Original Agreement as amended by the First Amendment, the “Loan Agreement”), with Horizon, whereby Horizon agreed, among other things, to forbear exercising remedies on specified potential defaults through December 15, 2023, and the Company paid down $11.0 million of the principal amount of the loans outstanding under the Loan Agreement. Horizon further agreed to remove from the Loan Agreement certain covenants relating to the Borrower’s obligations (i) to maintain ongoing clinical trials, (ii) to maintain a minimum amount of cash or cash equivalents on deposit in controlled accounts, and (iii) to repay the loans outstanding under the Loan Agreement with a percentage of the proceeds of future equity sales. The Second Amendment also provides that no cash interest-only payments are required to be paid to Horizon effective as of October 1, 2023 and that such interest payments shall be treated as payments-in-kind (“PIK”) and added to the outstanding principal balance of the loans. The Second Amendment amends the mandatory prepayment provision in the Loan Agreement to require the Company to prepay a portion of the loans outstanding under the Loan Agreement in an amount equal to 70% of any net proceeds received by the Company from equity sales, licensing or sale of the Company’s assets. Finally, the Second Amendment waives all prepayment fees and eliminates or defers the final payment fees related to the $11.0 million in principal paid in connection with the Second Amendment, depending upon repayment of principal.

In connection with the Second Amendment, the amended and restated notes issued in connection with the First Amendment were further amended and restated to reflect the revisions regarding suspension of cash interest payments, the final payment elimination or deferral and the reduced future principal payment amounts of each note, in each case pursuant to the Second Amendment.

The foregoing description of the Second Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Forbearance and Second Amendment to Venture Loan and Security Agreement and Twelfth Extension of Standstill Agreement, dated as of October 26, 2023, by and among Evelo Biosciences, Inc., Horizon Technology Finance Corporation, as Collateral Agent, and the Lenders thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will supplementally furnish copies of omitted schedules and exhibits to the SEC or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVELO BIOSCIENCES, INC.

Date: October 27, 2023	By:	/s/ Marella Thorell
Marella Thorell
Chief Financial Officer and Treasurer